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                                                            Exhibit 5.1

                              October 29, 1999



The L.S. Starrett Company
121 Crescent Street
Athol, MA  01331

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 800,000 shares of Class A Common Stock, par value $1.00, per share and 800,000 shares of Class B Common Stock, par value $1.00 per share (collectively, the "Shares"), of The L.S. Starrett Company, a Massachusetts corporation (the "Company"), issuable upon exercise of options issued under the Company's 1997 Employees' Stock Purchase Plan (the "Options" under the "Plan").

     We have acted as counsel for the Company in connection with the establishment of the Plan and the issuance of the Options and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares (i) have been duly authorized and (ii) when issued and sold in accordance with the terms of the Options and the Plan, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray